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                                                                     EXHIBIT 5.1

                   [ORRICK, HERRINGTON & SUTCLIFFE LETTERHEAD]

                                 August 29, 2001

SonoSite, Inc.
21919 - 30th Drive SE
Bothell, WA 98021-3904

          Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we are rendering this opinion in connection with a proposed sale of up to 1,666,667 shares (the "Common Shares") of common stock of SonoSite, Inc. (the "Company"), $0.01 par value by certain selling shareholders, pursuant to a Registration Statement on Form S-3.

We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based on such examination, we are of the opinion that the Common Shares are legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in said Registration Statement, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended or supplemented. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                          Very truly yours,

                                          /s/ ORRICK, HERRINGTON & SUTCLIFFE LLP